Exhibit 99.1

Strategic Storage Trust VI, Inc. Expands in Toronto With New Class A Facility

LADERA RANCH, Calif. – February 26, 2026 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA), announced the opening of a new Class A self-storage facility in Toronto, Ontario.

Located at 1983 Kipling Ave., the new facility reflects the company’s long-term commitment to growing its Canadian platform through high-quality development in dense, supply-constrained urban markets.

The five-story, climate-controlled facility offers approximately 90,300 net rentable square feet and features modern design, enhanced security, multiple elevators, and large indoor loading bays for convenient access throughout the building. The property is purpose-built to serve both residential and commercial customers seeking a secure, professionally managed storage solution.

Strategically positioned with convenient access from Highway 401 and Kipling Avenue, the property benefits from strong visibility within a high-traffic commercial corridor that sees approximately 400,000 vehicles pass daily. The surrounding trade area includes nearly 600,000 residents within a five-mile radius, with approximately 45% of households within three miles being renter-occupied, supporting sustained demand for self-storage.

The facility will serve customers across Toronto, Rexdale, Mississauga, Brampton, Vaughan, Woodbridge, and North York, providing modern storage solutions in one of the Greater Toronto Area’s most dynamic and densely populated corridors.

“This new Toronto facility reflects our continued focus on expanding in high-growth, high-density markets with strong fundamentals,” said H. Michael Schwartz, President and CEO of Strategic Storage Trust VI, Inc. “With its premier location, modern design, and strong demographic profile, we believe this property is well-positioned to meet the storage needs of residents and businesses throughout the surrounding communities.”

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a public non-traded REIT that elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self-storage facilities and related self-storage real estate investments in the United States and Canada. As of

February 26, 2026, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 9,100 units and 1,080,000 rentable square feet (including parking); 12 properties with approximately 11,100 units and 1,130,000 rentable square feet (including parking) in Canada, joint venture interests in four operational and one development property in two Canadian provinces (Ontario and Québec).

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 1,000 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary, SmartStop REIT Advisors, LLC, also sponsors other self-storage programs and, through its Managed Platform, offers third-party management services in the U.S. and Canada. As of February 26, 2026, SmartStop has an owned or managed portfolio of over 460 operating properties in 35 states, the District of Columbia, and Canada, comprising over 270,000 units and more than 35 million rentable square feet. SmartStop and its affiliates own or manage 50 operating self-storage properties across four provinces in Canada, which total approximately 43,000 units and 4.3 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Investor Relations Contact:

David Corak

Senior VP of Corporate Finance and Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com

Media Relations Contact:
Spotlight Marketing Communications

949-427-5172

info@spotlightmc.com